Exhibit 10.1

4801 Woodway Drive Suite 200-E Houston, TX 77056T: 713.860.1500 F: 713.860.1588 www.ies-co.com

October 3, 2011

Mr. James M. Lindstrom
145 Pecksland Road
Greenwich, CT  06831

Dear Jim:

This letter is to memorialize the terms of your employment with Integrated Electrical Services, Inc. (the “Company”) and amends and restates in its entirety that certain letter agreement dated June 30, 2011 between you and the Company. Effective October 3, 2011, the Board of Directors of the Company hereby appoints you as Chief Executive Officer and President of the Company, a position you have held in an interim capacity since June 30, 2011, under terms set forth below:

●	Base Salary. You will receive a monthly base salary of $32,500.00.

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Discretionary 2011 Incentive Award Opportunity.  You are eligible to receive a discretionary cash and/or equity incentive award for fiscal year 2011 as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) based on your achievement of certain performance objectives to be established by the Compensation Committee.

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Restricted Stock Grant.  On October 3, 2011 you will receive a one-time grant of 100,000 shares of restricted common stock pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”).  This grant is, in part, a discretionary award for fiscal year 2011 and, in part, an award for your accepting the position of Chief Executive Officer and President on a permanent basis. This grant will vest as follows:  33,334 shares on October 3, 2012, 33,333 shares on October 3, 2013 and 33,333 shares on October 3, 2014 (each, a “Vesting Date”). If, prior to a Vesting Date, your employment is terminated by the Company other than for Cause, as defined in the 2006 Plan, a prorated number of the unvested shares shall vest based on the number of months that have passed from the most recent Vesting Date through the date of termination; provided, however, if after such termination you remain a member of the Company’s Board of Directors, the grant will continue to vest until you cease serving on the Board.

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Executive Benefit Plans; Other Benefits.  You will be eligible to participate in executive benefit and compensation plans as approved by the Board of Directors.  You are also eligible to participate in the Company’s medical, dental, vision, disability, 401(k) and executive deferred compensation plans.

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Travel Expenses.  It is understood that you will commute from your residence in the State of Connecticut to Houston, Texas or other Company locations on a weekly basis. Your travel and lodging expenses incurred will either be paid for by the Company or you will be reimbursed for such expenses in accordance with Company policy.

Sincerely,

/s/ William L. Fiedler
William L. Fiedler
Senior Vice President &
General Counsel

AGREED AND ACCEPTED THIS 3rdh DAY OF OCTOBER 2011:

/s/ James M. Lindstrom
James M. Lindstrom